Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:
Angela Craig
acraig@sjm.com
Tel   651 756 2191

St. Jude Medical Reports First Quarter 2010 Results

ST. PAUL, Minn. – April 21, 2010 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended April 3, 2010.

First Quarter Sales

The Company reported net sales of $1.262 billion in the first quarter of 2010, an increase of 11 percent compared with the $1.134 billion in the first quarter of 2009. Revenue for the first quarter increased 8 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons increased first quarter sales by approximately $43 million.

Commenting on the first quarter and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “First quarter results reflect the benefit of our recent restructuring. Sales met or exceeded the high end of our guidance in three of our four businesses. Operating margin improved by 250 basis points versus the first quarter one year ago. Adjusted earnings per share grew 29%. We entered the second quarter with good momentum and with major new product launches scheduled for the remainder of the year.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $752 million for the first quarter of 2010, an 11 percent increase compared with the first quarter of 2009.  Based on our estimates, the Company believes that approximately $20 to $25 million of sales in the first quarter are attributable to a competitor’s suspension of all sales of their ICD products in the United States. On a currency neutral basis, total CRM sales grew 8 percent over the comparable quarter in 2009.

Of that total, ICD product sales were $452 million in the first quarter, a 15 percent increase compared with the first quarter of 2009. ICD revenue grew 12 percent after adjusting for the impact of foreign currency.

First quarter pacemaker sales were $300 million, an increase of 6 percent from the comparable quarter of 2009. Pacemaker revenue growth was 2 percent after adjusting for the impact of foreign currency.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $170 million, a 17 percent increase over the first quarter of 2009. On a currency neutral basis, total AF sales grew 12 percent over the comparable quarter in 2009.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $84 million in the first quarter of 2010, up 15 percent from the comparable quarter of 2009. Neuromodulation sales were up approximately 12 percent in the quarter after adjusting for the impact of foreign currency.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $256 million for the first quarter of 2010, a 7 percent increase over the first quarter of 2009. On a currency neutral basis, total cardiovascular sales grew 3 percent over the comparable quarter in 2009.

Sales of vascular closure products in the first quarter of 2010 were $98 million, consistent with the first quarter of 2009. Vascular closure product sales decreased 3 percent after adjusting for the impact of foreign currency.

Heart valve product sales for the first quarter of 2010 were $86 million, a 6 percent increase over the first quarter of 2009. Heart valve product sales grew 1 percent after adjusting for the impact of foreign currency.

First Quarter Earnings Results

Reported net earnings for the first quarter of 2010 were $239 million, or $0.73 per diluted share. This compares to reported net earnings for the first quarter of 2009 of $201 million, or $0.58 per diluted share. In accordance with GAAP, reported net earnings for the first quarter of 2010 do not include any benefit from the federal research and development tax credit, which has yet to be extended for 2010. Including the benefit of this adjustment, which we continue to expect will be approved later this year, adjusted net earnings for the first quarter 2010 were $245 million, or $0.75 per diluted share. A further reconciliation of the Company’s non-GAAP adjusted diluted earnings per share to the Company’s GAAP diluted earnings per share is provided in the schedule below.

Second Quarter and Full Year 2010 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full year by product category.

The Company expects its consolidated earnings for the second quarter of 2010 to be in the range of $0.73 to $0.75 per diluted share and is raising its guidance for the full-year 2010 to be in the range of $2.80 to $2.85. This guidance assumes that the federal research and development tax credit is approved and the benefit is recognized during 2010. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter 2010 earnings call can be heard live today beginning at 7 a.m. CT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of First Quarter 2010 Sales

Quarter Ended 04/03/10 (dollars in millions)	Sales	Reported % Change vs. 1Q09
Total Sales	$1,262	11%
Total International Sales	$613
Total U.S. Sales	$649
Worldwide Cardiac Rhythm Management	$752	11%
International Cardiac Rhythm Management	$343
U.S. Cardiac Rhythm Management	$409
Worldwide ICD	$452	15%
International ICD	$171
U.S. ICD	$281
Worldwide Pacemakers	$300	6%
International Pacemakers	$172
U.S. Pacemakers	$128
Worldwide Atrial Fibrillation	$170	17%
International Atrial Fibrillation	$97
U.S. Atrial Fibrillation	$73
Worldwide Cardiovascular	$256	7%
International Cardiovascular	$157
U.S. Cardiovascular	$99
Worldwide Neuromodulation	$84	15%
International Neuromodulation	$16
U.S. Neuromodulation	$68

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 3, 2010	January 2, 2010
Cash and cash equivalents	$529,874	$392,927
Accounts receivable, net	1,206,599	1,170,579
Inventories	683,795	659,960
Other current assets	339,383	336,740
Property, plant & equipment, net	1,182,019	1,153,086
Goodwill	2,001,568	2,005,851
Other intangible assets, net	441,600	456,142
Other assets	263,047	250,526
Total assets	$6,647,885	$6,425,811

Current debt obligations	$224,929	$334,787
Other current liabilities	666,731	732,526
Long-term debt	1,711,038	1,587,615
Deferred income taxes, net	136,491	132,392
Long-term other liabilities	333,895	314,940
Total equity	3,574,801	3,323,551
Total liabilities & equity	$6,647,885	$6,425,811

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 3, 2010		April 4, 2009
Net sales	$1,261,696		$1,133,793
Cost of sales	321,169		294,495
Gross profit	940,527		839,298

Selling, general & administrative expense	443,290		417,675
Research & development expense	151,230		139,351

Operating profit	346,007		282,272
Other income (expense), net	(20,316)		(7,312)

Earnings before income taxes	325,691		274,960
Income tax expense	87,122		73,689
Net earnings	$238,569		$201,271

Adjusted net earnings (Non-GAAP)	$244,920	(1)

Diluted net earnings per share	$0.73		$0.58
Adjusted diluted net earnings per share (Non-GAAP)	$0.75	(1)

Weighted average shares outstanding- diluted	328,062		349,807

(1)   First quarter 2010 adjusted net earnings and adjusted diluted net earnings per share include $6,351 of income tax benefit, or $0.02 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2010.

2010 Earnings Guidance Reconciliation

	Second Quarter 2010		Full Year 2010

Estimated 2010 diluted net earnings per share	$ 0.71 - $ 0.73		$ 2.73 - $ 2.78
Estimated 2010 adjusted diluted net earnings per share (Non-GAAP)	$ 0.73 - $ 0.75	(2)	$ 2.80 - $ 2.85	(2)

(2)   The federal research and development tax credit has not yet been extended for 2010.  The Company's above estimated 2010 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be approved during 2010 retroactive to the beginning of the year.